Exhibit 3.4

CERTIFICATE OF DESIGNATION OF

RIGHTS AND PREFERENCES

OF SERIES A PREFERRED STOCK

OF

EVO TRANSPORTATION & ENERGY SERVICES, INC.

EVO Transportation & Energy Services, Inc., a Delaware corporation (the “Corporation”), does hereby certify that, in accordance with its Certificate of Incorporation, it has created a series of preferred stock of this Corporation to be known as Series A Preferred Stock and having the terms embodied in this Certificate of Designation.

1.	Number; Title. One hundred thousand (100,000) shares of the Corporation’s authorized but undesignated stock are hereby designated as Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”). Such number of shares may be increased or decreased (but not less than the number of shares of Series A Preferred Stock outstanding) from time to time by resolution of the Board of Directors without the consent or approval of the holders of the Series A Preferred Stock. The rights, preferences, privileges, qualifications, limitations and restrictions of the Series A Preferred Stock are as set forth in this Certificate. The Corporation will not issue any other class of shares of preferred stock ranking senior to the Series A Preferred Stock.

2.	Dividends.

(a)	Generally. The holders of Series A Preferred Stock are entitled to receive if, when and as declared by the Board of Directors, an annual non-compounding dividend, payable at the rate of eight percent (8.0%) and payable quarterly in arrears in cash, or, at the Corporation’s option, an annual non-compounding dividend of twelve percent (12.0%), payable quarterly in arrears in the form of shares of Series A Preferred Stock at a rate of $3.00 per share. Such dividends will begin to accrue as of the date on which the Series A Preferred Stock is issued, and will accrue whether or not declared and whether or not there will be funds legally available for the payment of dividends.

(b)	Accrued and Unpaid Dividends Upon Conversion. Notwithstanding anything to the contrary herein, upon any conversion pursuant to Section 6 hereof, all accrued and unpaid dividends will automatically be converted into shares of the Corporation’s common stock, par value $0.0001 per share (the “Common Stock”). An assumed value of $3.00 per share of Common Stock will be used to determine the number of shares of Common Stock to be issued for such accrued and unpaid dividends.

(c)	Failure to Declare Dividends. If the Board of Directors fails to declare dividends on the Series A Preferred Stock as set out in Section 2(a) hereof for more than four consecutive quarters, holders of 50% of the shares of Series A Preferred Stock shall be entitled to elect up to three (3) directors to the Board of Directors with terms commencing in the quarter immediately following such four quarter period and extending until dividends are declared as provided in Section 2(a).

3.	Liquidation Preference.

(a)	Definition. “Liquidation” means the dissolution, winding up, liquidation or reorganization of the Corporation, whether voluntary or involuntary, under chapter 11 or chapter 7 of Title 11 of the United States Code, as now constituted or hereafter amended, or any other federal or state bankruptcy, insolvency, receivership or similar law.

(b)	Effect of Liquidation. In the event of any Liquidation:

(i)	Liquidation Price. The holders of record of shares of Series A Preferred Stock will be entitled to receive, prior and in preference to any distributions of any assets of the Corporation to the holders of the Common Stock or any other class of shares of preferred stock of the Corporation ranking junior to such Preferred Stock with respect to payments upon Liquidation (such preferred stock hereinafter called “Junior Liquidation Stock”) by reason of their ownership thereof, out of the assets of the Corporation legally available therefor, three dollars ($3.00) per share of Series A Preferred Stock (the “Liquidation Price”), plus accrued and unpaid dividends on each share of Series A Preferred Stock. Thereafter, Series A Preferred Stock will be entitled to participate with the Common Stock pro rata on an as-converted basis in any distribution of the assets and surplus funds of the Corporation upon its Liquidation as Participating Liquidation Stock.

(ii)	Participating Liquidation Stock. Following any distribution of assets or surplus funds of the Corporation to the holders of Series A Preferred Stock and any outstanding series of Junior Liquidation Stock, the remainder of any such assets or surplus funds will be distributed on a pro rata basis to the holders of the Common Stock and any series of preferred stock entitled to participate (“Participating Liquidation Stock”) with the Common Stock in any distribution of the assets and surplus funds of the Corporation upon its Liquidation.

(iii)	Insufficient Funds; Par Liquidation Stock. If upon the occurrence of any Liquidation, the assets and funds of the Corporation available for the distribution to its shareholders will be insufficient to pay the full amount entitled to the holders of the Series A Preferred Stock and the holders of shares of any other series of preferred stock then outstanding and ranking on a par with the Series A Preferred Stock upon its Liquidation (“Par Liquidation Stock”), the holders of the Series A Preferred Stock and the Par Liquidation Stock will share ratably in any distribution of such assets and surplus funds in proportion to the respective amounts that would be payable in respect of the shares of Series A Preferred Stock and the Par Liquidation Stock held by them upon such distribution if all amounts payable on or with respect to such shares were paid in full.

4.	Redemption.

(a)	Optional Redemption of Series A Preferred Stock. At the option of the holder and upon written notice to the Corporation, the Series A Preferred Stock will be redeemable at any time after August 1, 2018 at the Liquidation Price plus all declared and unpaid dividends. In addition, the Corporation will have an ongoing right to purchase all or any portion of the outstanding shares of the Series A Preferred Stock on the terms and conditions contained in this Section. If the Corporation exercises such option to purchase as to only a portion of the then-outstanding shares, such purchase will be made ratably from all holders of Series A Preferred Stock in proportion to their percentage ownership of the aggregate amount of the then-outstanding Series A Preferred Stock.

(b)	Notice. The Corporation will notify all holders of record of Series A Preferred Stock of its election to exercise its redemption right by sending notice in writing to such holders at their last address as shown on the stock books of the Corporation. The Corporation will state in such notice the date upon which it desires to redeem such shares (the “Redemption Date”) and the percentage of the then-outstanding Series A Preferred Stock which it desires to redeem. The Redemption Date will be no less than 30 days after the mailing of such notice by the Corporation.

(c)	Redemption Price. Any redemption of Series A Preferred Stock effected by the Corporation will be made out of funds legally available for redemptions at a price per share equal to the sum of (i) any accrued and unpaid dividends, plus (ii) the Liquidation Price therefor (the “Redemption Price”). The Corporation will pay the Redemption Price in full on the Redemption Date.

(d)	Surrender of Shares. Upon a redemption, the holders of Series A Preferred Stock will surrender to the Corporation the certificates representing the shares of Series A Preferred Stock to be redeemed, duly endorsed or assigned to the Corporation, and the holders will thereafter be entitled to receive payment in cash of the Redemption Price. If fewer than all the shares represented by any certificate are redeemed, the Corporation will issue a new certificate representing the unredeemed shares.

(e)	Shares No Longer Outstanding. On the later of the Redemption Date or the date on which the Redemption Price is paid in full, (i) dividends on each share of Series A Preferred Stock redeemed hereunder will cease to accrue, (ii) such share will be deemed no longer outstanding, and (iii) all rights of the holder of such share as a holder of such share (except the right to receive from the Corporation the monies payable upon surrender of the certificates evidencing such share and redemption of such share) will cease.

5.	Voting Rights.

(a)	Generally. Except as otherwise provided herein or as required by law, holders of shares of Series A Preferred Stock are entitled to vote with the holders of Common Stock as a single class on all matters submitted to a vote of the stockholders and are entitled to fifteen (15) votes for each share of Series A Preferred Stock held on the record date for the determination of the stockholders entitled to vote or, if no record date is established, on the date the vote is taken.

(b)	Special Voting Rights. Without the affirmative vote or consent of holders of at least a majority of the Series A Preferred Stock at the time outstanding or except as otherwise provided herein, the Corporation will not amend this Certificate of Designation, including by merger or otherwise, so as to alter or repeal the preferences, rights, privileges or powers of the Series A Preferred Stock in a manner that would adversely affect the rights of the holders of the Series A Preferred Stock.

6.	Conversion Rights.

(a)	Optional or Automatic Conversion. Each share of Series A Preferred Stock will convert to one fully paid and nonassessable share of the Corporation’s Common Stock at any time at the option of the holder or the Corporation, subject to adjustments for stock dividends, splits, combinations and similar events. If the closing price on all domestic securities exchanges on which the Common Stock may at the time be listed exceeds six dollars ($6.00) per share for thirty (30) consecutive trading days and the daily trading volume of the Common Stock is at least twenty thousand (20,000) shares for that same period, each share of Series A Preferred Stock will automatically convert to one share of the Corporation’s Common Stock.

(b)	Mechanics of Corporation Elected Conversion. The Corporation may effect a conversion of all or a portion of the outstanding Series A Preferred Stock by providing notice to the holders of Series A Preferred Stock. Upon receipt of a conversion notice from the Corporation, each holder will have five (5) days to exercise its redemption right to receive cash in lieu of the Common Stock that would otherwise be issued by the Corporation in connection with the conversion. Within ten (10) days of receipt of a conversion notice from the Corporation, the holders of Series A Preferred Stock who did not exercise their redemption right will then surrender to the Corporation or any transfer agent for the Series A Preferred Stock, and at such other office or offices, if any, as the Board of Directors may designate, certificates representing the shares to be converted, duly endorsed in blank or accompanied by proper instruments of transfer. Upon receipt of certificates representing shares of converted Series A Preferred Stock, the Corporation will issue the holder certificates representing the Common Stock; provided, however, the Corporation may, in its own discretion, issue such certificates regardless of whether the holder surrenders the certificates representing the converted Series A Preferred Stock.

(c)	Mechanics of Holder Elected Conversion. Each holder of Series A Preferred Stock may effect a conversion of all of such holder’s Series A Preferred Stock by providing the Corporation with the form of conversion notice attached hereto as Exhibit A (a “Notice of Conversion”). The holder must elect to convert all of his/her/its shares of Series A Preferred Stock. The Notice of Conversion will specify the date on which such conversion is to be effected, which date may not be prior to the date the applicable Holder delivers such Notice of Conversion to the Corporation (such date, the “Conversion Date”). If no Conversion Date is specified in a Notice of Conversion, the Conversion Date will be the date that such Notice of Conversion to the Corporation is deemed delivered hereunder. To effect a conversion of shares of Series A Preferred Stock, the holder will be required to surrender the certificate(s) representing such shares of Series A Preferred Stock to the Corporation.

(d)	Reservation of Shares. A number of shares of authorized but unissued Common Stock sufficient to provide for the conversion of all of the shares of the Series A Preferred Stock outstanding will at all times be reserved by the Corporation, free from preemptive rights, for such conversion. If the Corporation will issue any securities or make any change in its capital structure that would change the number of shares of Common Stock into which each share of Series A Preferred Stock will be convertible as herein provided, the Corporation will at the same time also make proper provision so that thereafter there will be a sufficient number of shares of Common Stock authorized and reserved, free from preemptive rights, for conversion of the outstanding shares of Series A Preferred Stock on the new basis.

(e)	Compliance with Securities Laws. The Corporation will comply with all securities laws regulating the offer and delivery of shares of Series A Preferred Stock.

(f)	Rounding. All calculations hereunder will be made to the nearest cent or rounded up to the nearest whole share, as the case may be.

(g)	Notices. Whenever the conversion rate is adjusted as herein provided, the Corporation will give prompt notice by mail to the holders of record of the outstanding shares of the Series A Preferred Stock of such adjustment, which notice will set forth the adjustment and the new conversion rate. Notwithstanding the foregoing, failure by the Corporation to give such notice or a defect in such notice will not affect the binding nature of such corporate action by the Corporation.

(h)	Common Stock Defined. As used in this Certificate of Designation, the term “Common Stock” will mean and include the Corporation’s presently authorized Common Stock, par value $0.0001 per share, and will also include any capital stock of any class of the Corporation hereafter authorized which will have the right to vote on all matters submitted to the shareholders of the Corporation and will not be entitled to a preference or limited to a fixed sum or percentage in respect of the rights of the holders thereof to participate in dividends or in the distribution of assets upon any Liquidation of the Corporation.

7.	Status of Converted or Redeemed Stock. In the event any shares of Series A Preferred Stock are converted or redeemed by the Corporation, the shares so converted or redeemed will not be reissuable by the Corporation as Series A Preferred Stock but will be designated as authorized and undesignated preferred stock and available for issuance by the Corporation as undesignated preferred stock. At such time as all outstanding shares of Series A Preferred Stock have been converted or redeemed, (i) any theretofore authorized but unissued shares of such series will return to the status of undesignated shares of the Corporation, (ii) this Certificate of Designation will be deemed amended to eliminate all authorized Series A Preferred Stock and the terms and provisions thereof, and (iii) the Board of Directors and officers of the Corporation are authorized to take such action and execute and file such instruments as may be necessary or appropriate to effect such amendment.

8.	Waiver. Any right, preference or power provided for in this Certificate of Designation with regard to shares of Series A Preferred Stock may be waived, either prospectively or retroactively, by approval (by vote or written consent, as provided by law) of the affirmative vote or consent of holders of at least a majority of the Series A Preferred Stock at the time outstanding, which such approval will be binding upon all holders of Series A Preferred Stock.

[Signature Page Follows]

IN WITNESS WHEREOF, EVO Transportation & Energy Services, Inc. has caused this Certificate of Designation to be executed by the undersigned on this 13th day of April, 2018.

EVO TRANSPORTATION & ENERGY SERVICES, INC.

/s/ John P. Yeros
Name: John P. Yeros
Title: Chief Executive Officer

Signature Page to Certificate of Designation for Series A Preferred Stock

EXHIBIT A

NOTICE OF CONVERSION

OF

SERIES A PREFERRED STOCK

OF

EVO TRANSPORTATION & ENERGY SERVICES, INC.

To:      EVO Transportation & Energy Services, Inc.

a)      The undersigned hereby elects to convert all of the undersigned’s shares of Series A Preferred Stock of EVO Transportation & Energy Services, Inc. into Common Stock of EVO Transportation & Energy Services, Inc. pursuant to the Certificate of Designation for Rights and Preferences of Series A Preferred Stock of EVO Transportation & Energy Services, Inc., effective as of ___________, 20__ (the Conversion Date).

b)      Please issue a certificate or certificates representing said Common Stock in the name of the undersigned or in such other name as is specified below:

_______________________________

Certificates representing said Common Stock will be delivered to the following address:

_______________________________

_______________________________

 _______________________________

SIGNATURE OF HOLDER OF SERIES A PREFERRED STOCK:

If an Entity/Trust:

Name of Entity/Trust:	___________________
Name (Sign)	___________________
Name (Print):	___________________
Title:	___________________
Date:	___________________

If Individual:

Name (Sign)	___________________
Name (Print):	___________________
Date:	___________________

***IMPORTANT***

SHARES REPRESENTING SERIES A PREFERRED STOCK MUST BE DELIVERED TO EVO
TRANSPORTATION & ENERGY SERVICES, INC. WITH THIS NOTICE OF CONVERSION